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                                              Exhibit 10.2

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT 10.2, AS INDICATED BY "***", PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT, AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.


                       [ZUCKERMAN-HONICKMAN LETTERHEAD]

                         URBAN JUICE AND SODA COMPANY
                            BOTTLE SUPPLY AGREEMENT


     This bottle supply agreement is made this 10th day of December, 1998 by and between Zuckerman-Honickman, Inc. ("Z-H") and Urban Juice & Soda Company ("Urban Juice"). In consideration of the mutual promises herein contained and intending to be legally bound, both parties agree as follows:

1. REQUIREMENTS: Urban Juice agrees to purchase 100% of their glass soda bottle requirements from Z-H. Z-H will have the right of first refusal to supply existing and new business upon the terms and conditions specified hereinafter. If Z-H is unable to fulfill the request, then Urban will have the right to seek supply or quotes from additional suppliers. The required minimum annual purchases will be a total of 750,000 cases (24 bottles per case) of bottles annually for the term of the contract.


     A.  BOTTLE PRICING:

     OWENS ILLINOIS BOTTLES


BOTTLE                                   PACKING                         PRICE                 SHIP TO LOCATION
------                                   -------                         -----                 ----------------
12 oz. Flint Long Neck Glass             Bulk                           ***/Gross              Lawrenceburg, Indiana
Bottle w/ROPP Finish

12 oz. Flint Long Neck Glass             Bulk                           ***/Gross              Vancouver, BC. and
Bottle w/ROPP Finish                                                                           Southern California

12 oz. Flint Long Neck Glass             RSC, White, 1 Color,           ***/Gross              Vancouver, BC. and
Bottle w/ROPP Finish                     4 Packs Inserted                                      Southern California

12 oz. Flint Long Neck Glass             RSC, White, 1 Color,           ***/Gross              Vancouver, BC. and
Bottle w/ROPP Finish                     Glass-to-Glass                                        Southern California


     B. FREIGHT: All pricing is delivered to Lawrenceburg, IN, Vancouver, BC and Southern California from the chosen plant of manufacture. Presently, bottles are scheduled for production in Zanesville, OH and Portland, OR.

     C. PRICE INCREASES AND DECREASES: Prices hereunder will be those charged by Owens Illinois effective December 1, 1998, and will remain the same throughout 1999. Prices are subject to change thereafter with OIGS (Owens Illinois Global Sourcing) announced industry pricing changes restricted to increases no more than 4% during either of the second or third twelve month periods. Notices of increases or decreases will be provided within 48 hours of receipt of notice of such changes by Z-H. Pricing will be effective a minimum of 30 days after notice of increase or decrease. During the term of this agreement, Owens and Z-H will provide Urban with competitive pricing, as compared to that of the other major glass manufacturers. Industry increases are defined as an increase announced by more than one major North American glass manufacturer.


     D. DUNNAGE: All pallets, frames and tier sheets will be memo billed to Urban Juice and rectified on a quarterly basis. Urban Juice shall be responsible for the replacement of those pallets, frames and tier sheets lost or damaged due to Urban Juice's negligence. Bulk pallets, tier sheets and frames are returnable and cost *** each. These costs will be memo billed as they are released and reconciled on a quarterly basis. The cost of *** will remain as it is for the effectiveness of this agreement.


2. STORAGE: Urban Juice will be granted six months of free storage at an Owens Illinois warehouse. However, the storage charge for ware still remaining after six months will be $0.61 per gross per month. Urban Juice shall be required to purchase from Z-H all existing glass bottle inventory produced for Urban Juice at any of the Owens Illinois plants at the end of said contract term. The cost of *** per gross per month for storage will remain as it is for the effectiveness of this agreement.

3. QUALITY: Z-H agrees to supply Urban Juice quality bottles that are consistent with industry standards. If Z-H fails to supply Urban Juice with quality bottles, Urban Juice will give Z-H notice in writing, detailing the precise nature of the alleged lack of quality. Z-H will then have a thirty
(30) day period in which to cure the alleged lack of quality. If the bottles still fail to meet industry standards at the conclusion of thirty (30) days, Urban Juice will be free to purchase replacement bottles from an alternative supplier for any bottles that do not meet industry standards. Urban retains the right to receive compensation for damages incurred by lower than industry standard bottles according to the conditions described above and based on the following claim procedure: 1. All claims must be submitted by Urban to Z-H in writing at the time the damages occurred. 2. All claims must be processed through Owens and Z-H within thirty (30) days. 3. Z-H will issue a credit to Urban's account in which Urban will then have the right to apply the credit to the invoice in question. If the above quality problem is not cured, then the agreement will be considered canceled and Urban will therefore not be responsible for the balance of the mold costs.

4. MOLD COSTS: Blow mold equipment cost corresponding to Owens-Brockway drawing #BEI36368, 12 oz. Urban Juice, is *** for both sets of molds, each set to be run in Zanesville, OH and Portland, OR, respectively. At the end of the term of this agreement (3 years), commencing with the date of the initial shipment
(or the date the molds are completed if the initial shipment is not within six months of the mold completion date), Urban Juice has not purchased and paid for a total of a minimum of 180,000 gross of this item (30,000 gross per year per location). Urban Juice shall pay for any remaining unamortized balance. Z-H will invoice Urban Juice for any remaining unamortized balance on a pro rata basis at *** per gross covering the difference between the quantity actually purchased during the contract period and the minimum purchase required. This new mold equipment and any additional or replacement equipment built under this job shall at all times be, and remain the property of Owens-Brockway Glass. So long as the equipment is active in production or commercial quantities, we will retain it for your exclusive use. If, however, no orders for commercial quantities are received or accepted for any 24-month period, Owens-Brockway shall have the right to scrap, sell, refuse to run, or otherwise dispose of all equipment.

5. SERVICE: Urban Juice agrees to supply in writing to Z-H an annual projection of bottle usage broken down by month. Urban Juice also agrees to supply in writing to Z-H a 90-day rolling forecast of its requirements, updated the first week of each month. Z-H agrees to supply Urban Juice bottles on a timely basis consistent with Urban Juice's requirements as reflected in the 90-day forecast. Z-H will use its best efforts to meet requests for additional bottles in excess of the 90-day forecast, but cannot guarantee supply of the excess bottle. Z-H will utilize any and all locations necessary to meet Urban Juice's needs at no additional expense to Urban Juice.

6. EFFECTIVENESS AND TERM: This agreement will be effective for the purchase of 375,000 gross of bottles or three (3) years commencing from the date of the first shipment from Owens Illinois, whichever comes first. At the end of the term, Urban Juice shall give Z-H the right to match any bona fide written proposal involving Urban Juice and their glass requirements. Z-H shall have thirty (30) days to match the bona fide written proposal. If Z-H is able to match the proposal, Z-H shall continue to be the exclusive supplier of glass bottles, consistent with such terms.

7. PAYMENT: Payment terms will be 1. 10 Net 60 days. Interest will be charged at Wall Street Journal "prime rate of interest" plus *** (***%) percent per annum on all invoices over sixty (60) days. Shipments from Z-H will stop on the 61st day until all invoices are paid current, or unless it has been mutually agreed upon to extend.

8. CONFIDENTIALITY: The parties shall use reasonable efforts to cause their respective employees, agents and other representatives to hold, in confidence, all confidential information (as hereinafter defined), and the parties shall use their best efforts to ensure that any other person having access to the Confidential Information shall not disclose the same to any person except in connection with this Agreement and otherwise as may be reasonably necessary to carry out this Agreement and the transactions contemplated hereby or to comply with applicable law. For purposes hereof, "Confidential Information" means all information of any kind (including, without limitation, sales and promotional results) obtained directly or indirectly from either party's business, except information which constitutes readily ascertainable public information. "Confidential Information"" shall not include any information which (i) is generally available to the public as of the date of this Agreement, or (ii) becomes generally available to the public after the date of this Agreement, provided that such public disclosure did not result, directly or indirectly, from any act, omission or fault of either of the parties to this agreement or any of their agents with respect to such information.

9. ASSIGNMENT: This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party shall assign this Agreement without the prior written consent of the other party, assign to anyone including a subsidiary or affiliate, or such party's rights, but not obligations, to any lender of such party. Subject to obtaining the written consent of Z-H, Urban Juice agrees that in the event Urban Juice conveys the bulk of its business to a third party (whether pursuant to an asset sale, stock sale or otherwise) during the term of this Agreement, Urban Juice shall cause the purchaser of such assets, stock or otherwise, as the case may be, to assume the obligations of Urban Juice under this Agreement.

10. NOTICES: Any notice or written communication regarding this agreement should be sent by certified mail, returned receipt requested to: Urban
Juice & Soda Company, 1356 Frances Street, Vancouver, British Columbia, Canada V5L 1Y9, Attention: Peter Van Stolk, or Zuckerman-Honickman, Inc., 191 South Gulph Road, King of Prussia, PA 19406, Attention: President, or to such other locations as the parties subsequently direct. All notices shall be deemed to have been received three (3) business days after mailing.

11. ENTIRE UNDERSTANDING AMENDMENT: This agreement contains the entire understanding between the parties with respect to the subject matter hereof, superseding all prior written oral understandings or agreements. This Agreement may only be amended by a writing signed by both parties.

12. ARBITRATION: All parties to this Agreement agree to attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement by mediation. The contents of all discussions of such mediation shall be privileged, confidential and inadmissible in any later proceedings unless such information was obtained independent of the mediation. If mediation fails to resolve such dispute, any controversy or dispute arising relating to the Agreement or the breach, termination, enforcement, interpretation or validity of any provision hereof, shall be settled by binding arbitration in Seattle, Washington. Either party to this Agreement can initiate arbitration pursuant to this Agreement by serving notice on the other party of the intent to arbitrate. The notice shall specify with particularity the claims or issues that are to be arbitrated. Within ten (10) days of receipt of the notice, the parties shall obtain a list of at least five (5) available arbitrators from the local office of Judicial Dispute Resolution, LLC ("JDR") and select a mutually acceptable arbitrator. If the parties are unable to agree on an arbitrator within ten (10) days, either party may petition the Presiding Judge of the Superior Court of King County to select a single arbitrator from the JDR list. The parties shall have the discovery rights available under Washington's Civil Rules, subject to the limitation that each side shall be limited to no more than twenty-five (25) interrogatories and five (5) depositions unless, upon a showing of good cause, the party can convince the arbitrator that more interrogatories or depositions should be permitted. All discovery must be concluded within sixty
(60) days of the selection of an arbitrator. The arbitration hearing must be concluded within thirty (30) days of the close of discovery and it will be conducted in accordance with Washington Rules of Evidence. The arbitrator's final decision shall be rendered within ten (10) days of the final hearing day. Judgment upon the arbitrator's final award may be entered in any court having jurisdiction thereof. Each party shall bear in equal shares the arbitrator's fees and costs. The prevailing party in the arbitration shall be awarded its reasonable attorneys' fees and all costs, other than the arbitrator's fees and costs. For the purposes of determining who is the prevailing party, each party shall submit to the other a single written offer of settlement ten (10) days prior to the start of the arbitration hearing and the party whose offer most closely approximates the the arbitrator's award shall be deemed the prevailing party for the purpose of awarding attorneys' fees. Any disputes about attorney's fees shall be decided by an arbitrator.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ZUCKERMAN-HONICKMAN, INC.              URBAN JUICE & SODA COMPANY


/s/ Benjamin R. Zuckerman              /s/ Peter van Stolk
----------------------------           -----------------------------
BENJAMIN R. ZUCKERMAN                  PETER VAN STOLK

President                              President/CEO
----------------------------           -----------------------------
TITLE                                  TITLE


12/10/98                               Dec/10/1998
----------------------------           -----------------------------
DATE                                   DATE